Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2018
(millions, except per share amounts)
Operating Revenue	$13,215

Operating Expenses	9,495

Income from operations	3,720

Other income	625

Interest and related charges	1,353

Income from operations including noncontrolling interests before income tax expense	2,992

Income tax expense	(228)

Net income including noncontrolling interests	3,220
Noncontrolling interests	102

Net income Attributable to Dominion	$ 3,118

Earnings Per Common Share – Basic and Diluted
Income from operations	$ 4.95
Noncontrolling interests	(0.16)
Net income attributable to Dominion	$ 4.79

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2018
(millions)
Operating Revenue	$7,633

Operating Expenses	5,361

Income from operations	2,272

Other income	68

Interest and related charges	509

Income before income tax expense	1,831

Income tax expense	381

Net Income	$1,450

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2018
(millions)
Operating Revenue	$1,909

Operating Expenses	1,337

Income from operations	572

Other income	148

Interest and related charges	104

Income before income tax expense	616

Income tax expense	(14)

Net Income	$ 630